UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2011

Penford Corporation

(Exact name of registrant as specified in its charter)

Washington	0-11488	91-1221360
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7094 South Revere Parkway, Centennial, Colorado		80112-3932
(Address of principal executive offices)		(Zip Code)

303-649-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 9, 2011, Penford Carolina, LLC, a Delaware limited liability company (“Purchaser”) and a wholly-owned subsidiary of Penford Corporation (“Penford”), entered into a Business Sale and Membership Interest Purchase Agreement (the “Purchase Agreement”) with each of R. Bentley Cheatham, Dwight Carlson and Steven P. Brower (collectively, the “Sellers”), together with three limited liability companies owned by the Sellers.

Pursuant to the terms of the Purchase Agreement, at the closing Purchaser would acquire 100% of the limited liability company interests in Carolina Starches, LLC, a South Carolina limited liability company (“Carolina Starches”) wholly-owned by Sellers, in exchange for $6 million in cash (“Cash Payment”) and the assumption of $3.5 million in debt. As part of the transactions contemplated by the Purchase Agreement, Purchaser would enter into asset purchase agreements at the closing with two of the limited liability companies owned by the Sellers pursuant to which these companies would transfer to Purchaser substantially all of the their assets. Purchaser would also enter into a real property lease agreement and an option to purchase agreement at the closing with another limited liability company owned by the Sellers, pursuant to which Purchaser will lease a facility from such company with an option to purchase that facility.

In addition to the Cash Payment, at the closing Penford would as an inducement to employment with Penford enter into a separate stock option agreement with each of the three Sellers pursuant to which Penford would grant each Seller an option to purchase up to 55,000 shares of the Company’s common stock, $1.00 par value per share (the “Shares”), at an exercise price equal to the closing per Share price as of the close of business on the closing date (the “Tranche A Option”), and a second option to purchase up to 50,000 Shares at an exercise price equal to the closing price per Share as of the close of business on the date that the earnout condition described below is satisfied (the “Tranche B Option”). Both the Tranche A Option and the Tranche B Option would be subject to three year vesting terms, with one-third of the options vesting on each anniversary of the grant date. The Tranche B Option also would be subject to an earnout condition requiring the earnings before interest and income taxes attributable to Carolina Starches to exceed a specified threshold. Penford anticipates completing the transactions contemplated by the Purchase Agreement in December 2011. The consummation of the transactions is subject to various customary conditions, which may be waived by the applicable parties, including conditions to closing that:

•	Purchaser is satisfied with the results of certain due diligence inquiries regarding Carolina Starches and its related companies; and

•	the absence of any material adverse change in the business, financial condition and operations of Carolina Starches and its related companies.

The description of the Purchase Agreement and the transactions contemplated by the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference.

A copy of Registrant’s press release dated November 10, 2011announcing this agreement is furnished as Exhibit 99.1.

Item 2.02.	Results of Operations and Financial Condition

On November 10, 2011, Penford Corporation issued a press release reporting its financial results for its fourth quarter and fiscal year periods ended August 31, 2011. A copy of Registrant’s press release is furnished as Exhibit 99.2 and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 8, 2011, the Company’s Board of Directors approved the payment of discretionary bonuses to the Company’s salaried employees, including the Company’s named executive officers. The discretionary bonus payments reflect the Board’s desire to retain and motivate employees and reward them for contributions to the Company’s performance. As previously reported, the Company did not implement an executive bonus structure for fiscal year 2011. The following bonuses were awarded to named executives: Mr. Malkoski, $350,000; Mr. Cordier, $130,000; Mr. Kortemeyer, $40,000; Mr. Randall, $100,000; and Mr. Lawlor, $50,000.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 8, 2011, the Company’s Board of Directors waived the age condition of Section 3.2 of the Company’s Bylaws with respect to the renomination of its Chairman, Mr. Paul Hatfield, to serve as a director until 2015 if he is elected by the Company’s shareholders at the Company’s annual meeting of shareholders in 2012.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Business Sale and Membership Interest Purchase Agreement
99.1	Press release dated November 10, 2011 (Carolina Starches Agreement)
99.2	Press release dated November 10, 2011 (Results of Operations)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Penford Corporation
(Registrant)

November 10, 2011	/s/ Steven O. Cordier
Steven O. Cordier
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Business Sale and Membership Interest Purchase Agreement
99.1	Press Release dated November 10, 2011 (Carolina Starches Agreement)
99.2	Press Release dated November 10, 2011 (Results of Operations)

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